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                                                                     EXHIBIT 2.2

                              INVESTMENT AGREEMENT

                  This Agreement (this "Agreement") is made as of July 3, 2000, by and among B.H. Acquisition Limited, a company organized under the laws of Bermuda (the "Company"), and each of the investors listed on the counterpart signature pages hereto (each, an "Investor" and collectively, the "Investors").

                  In consideration of the agreement of the Investors to invest in the Company upon the terms and conditions and in the amounts set forth herein, the Investors and the Company agree and represent as follows:

A.       INVESTMENT

                  1. On April 3, 2000, the Company was incorporated and issued an aggregate of 12,000 of its shares (the "Shares") to Pembroke Company Limited, a company organized under the laws of Bermuda ("Pembroke"), as nominee of the Investors, in the amounts indicated on the signature pages hereof.

                  2. Each Investor hereby irrevocably agrees to invest, subject to satisfaction of the conditions set forth in Section B below, the U.S. dollar amounts in immediately available funds (individually, an "Investment," and collectively, the "Investments") set forth on the signature page of such Investor hereto. The Investments are to be made on the date hereof (the "Closing Date"). The Investments shall be deposited to the account of the Company at the bank designated by the Company at least three business days prior to the Closing Date.

B.       CONDITIONS PRECEDENT TO THE INVESTMENTS ON THE CLOSING DATE

                  The obligation of each Investor to make its Investment is subject to the satisfaction of the following conditions prior to the Closing
Date:

                  (i) the transactions contemplated by (A) the Agreement dated as of March 31, 2000 by and between PetroFina S.A. and B.H. Acquisition Limited for the sale and purchase of the whole of the issued share capital of Compagnie Europeenne d'Assurances Industrielles S.A.("CEAI") and (B) the Agreement dated as of March 31, 2000 by and among Brittany Holdings Limited, PetroFina S.A. and B.H. Acquisition Limited for the sale and purchase of the whole of the issued share capital of Brittany Insurance Company Limited ("BICL") (together, the "Acquisitions") shall


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         have been consummated simultaneously with the transactions contemplated by this Agreement;

                  (ii) all material requisite insurance and regulatory approvals relating to the Acquisitions and the transactions contemplated by this Agreement shall have been obtained;

                  (iii) the Investors shall have received on the Closing Date legal opinions satisfactory to them from Conyers, Dill & Pearman in respect of the Company as to (A) the due organization of the Company,
         (B) the enforceability of the provisions of its bye-laws and the shareholders agreement among the Company and the Investors (the "Shareholders Agreement"), as applicable and (C) the due authorization, issuance and non-assessability of the Shares;

                  (iv) the statements, representations and warranties made by the Company and each other Investor in this Agreement and otherwise in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the Closing Date;

                  (v) the memorandum of association and bye-laws of the Company shall be substantially in the forms annexed hereto as Exhibits A and B, respectively;

                  (vi) the Management Services Agreements (the "Services Agreements") (x) between CEAI and Castlewood Limited ("Castlewood") and
         (y) between BICL and Castlewood, each substantially in the form annexed hereto as Exhibit C, shall have been duly authorized, executed and delivered by the parties thereto.

                  (vii) The Investment Management Agreements (the "Investment Management Agreements") (x) between CEAI and The Enstar Group, Inc. ("Enstar") and (y) between BICL and Enstar, each substantially in the form of Exhibit D hereto, shall have been duly executed, authorized and delivered by the parties thereto.

                  (viii) the Shareholders Agreement, substantially in form annexed hereto as Exhibit E, shall have been duly authorized, executed and delivered.

                  (ix) The business plan of the Company attached hereto as Exhibit F shall have been adopted by the board of directors of the Company.


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C.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS

                  1. Each Investor understands, acknowledges and hereby covenants and agrees with the Company as follows:

                  (a) The offering and sale of the Shares was exempt from registration under the United States Securities Act of 1933, as amended (the "Act"), by virtue of Section 4(2) of the Act. Except as provided in the Shareholders Agreement, the Company is under no obligation to register the Shares on behalf of such Investor or to assist such Investor in complying with any exemption from registration.

                  (b) There is no existing public or other market for the Shares and it is not expected that any such market will develop. There can be no assurance that such Investor will be able to sell or dispose of its Shares. Without limiting the generality of the foregoing, in order not to jeopardize the offering's exempt status under the Act, a transferee of such Shares may, among other things, be required to fulfill the investor suitability requirements thereunder.

                  (c) All certificates for such Investor's Shares shall bear the following legend:

                           "THIS SECURITY IS SUBJECT TO RESTRICTIONS
                  ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS
                  AGREEMENT DATED AS OF JULY 3, 2000 AND THE COMPANY'S BYE-LAWS, COPIES OF WHICH MAY BE OBTAINED UPON
                  REQUEST FROM B.H. ACQUISITION LIMITED OR ANY
                  SUCCESSOR THERETO."

                  (d) Such Investor has held and shall hold the Shares subject to, and shall have voting rights with respect thereto as specified in, respective organizational documents attached hereto as Exhibits A, B and E from time to time in effect and shall not assign, sell, hypothecate or otherwise transfer the Shares, other than in accordance with applicable law and the provisions with respect thereto in such documents.

                  (e) Such Investor covenants and agrees to make all necessary information concerning such Investor available to the Company and the appropriate insurance regulatory governmental authorities and further covenants and agrees to make all necessary filings and acquire all necessary consents required by the Company or the appropriate governmental authorities.


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                  2.       Each Investor hereby represents and warrants to the
Company as follows:

                  (a) Such Investor's Shares were being purchased for such Investor's own account, and not with a view to distribution, assignment or resale to others or to fractionalization in whole or in part. No other person has or will have a direct or indirect beneficial interest in such Investor's Shares or any component thereof (other than through the ownership of such Investors). Such Investor has not been formed for the specific purpose of acquiring Shares.

                  (b) The financial situation of such Investor is such that it can afford to bear the economic risk of holding the Shares for an indefinite period, and such Investor can afford to suffer the complete loss of its Investment. Such Investor has (i) knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares and (ii) carefully reviewed the terms and provisions of this Agreement, the Shareholders Agreement and the Bye-laws, and has evaluated the restrictions and obligations contained herein and therein.

                  (c) Each of this Agreement, the Shareholders Agreement, the Services Agreement (to the extent a party thereto) and the Investment Management Agreement (to the extent a party thereto) has been duly authorized, executed and delivered by such Investor and constitutes a valid and binding obligation of such Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally, and no consent, waiver, authorization or approval is required by any person in connection with the execution and delivery of this Agreement, the Shareholders Agreement, the Services Agreement (to the extent a party thereto) and the Investment Management Agreement (to the extent a party thereto) and such Investor's performance hereunder and thereunder, except for any such consents, waivers, authorizations or approvals, the failure of which to obtain would not materially affect such Investor or the Company.

                  (d) The execution, delivery and performance of this Agreement, the Shareholders Agreement, the Services Agreement (to the extent a party thereto) and the Investment Management Agreement (to the extent a party thereto), and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Investor, except for any such conflict or violation that would not be material to such Investor or the Company.


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                  3.       The Company hereby represents and warrants as
follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. The Company has full corporate power and authority to execute and deliver this Agreement, the Shareholders Agreement, the Services Agreement and the Investment Management Agreement and to perform its obligations hereunder and thereunder. Each of this Agreement, the Shareholders Agreement, the Services Agreement and the Investment Management Agreement is a valid and binding obligation of the Company and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

                  (b) All of the Shares are duly authorized, validly issued fully paid and nonassessable, and entitled to the benefits of, and have the terms and conditions set forth in, this Agreement and the organizational documents of the Company. At the Closing Date, no further approval or authority of the shareholders or of the Board of Directors of the Company will be required for the consummation of the Acquisitions or the transactions contemplated by this Agreement, except such as will have been obtained or made and are then in full force and effect.

D.       ADDITIONAL PROVISIONS

                  1. Modification. This Agreement may not be modified, amended or supplemented except in writing and signed by the party against whom any modification, amendment or supplement is sought. No term or condition of this Agreement may be, or will be deemed to have been, waived except in writing by the party charged with the waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                  2. Notices. Any notice or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent (i) by registered or certified mail, return receipt requested, postage prepaid, (ii) by hand delivery (including courier services), (iii) by overnight mail or (iv) by telecopier, as follows:


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                  if to the Company to:

                           B.H. Acquisition Limited
                           c/o Conyers Dill & Pearman
                           Clarendon House
                           Church Street
                           Hamilton HM 11, Bermuda
                           Attention: Graham Collis
                           Telephone: (441) 295-1422
                           Telecopier: (441) 292-4720

                  with a copy to:

                           Michael A. Becker, Esq.
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Telephone: (212) 701-3000
                           Telecopier: (212) 269-5420

                  and to:

                           Wolcott B. Dunham, Esq.
                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York 10022
                           Telephone:  (212) 909-6000
                           Telecopier:  (212) 909-6836

                  and to:

                           Castlewood Limited
                           Windsor Place, 3rd Floor
                           18 Queen Street
                           Hamilton, Bermuda HM11
                           Attention: President
                           Telecopier: (441) 296-9895

and if to an Investor, at the address of such Investor as set forth in the Shareholders Agreement or, with respect to the Company and an Investor, to such other person or address as either party shall specify by like notice to the other party. Any notice or commu-


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                                      -7-


nication shall be deemed given or made (i) when sent by registered or certified mail, three business days after being sent, return receipt requested, in the case of a domestic delivery, and 10 business days after being sent, return receipt requested, in the case of an international delivery; (ii) when delivered by hand, on the date of delivery; (iii) when sent by overnight mail, on the next business day, in the case of a domestic delivery, and three business days after being sent, in the case of an international delivery; and (iv) when telecopied, transmission confirmed.

                  3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall be deemed to be one and the same instrument.

                  4. Expenses. In the event the Acquisitions are consummated, the Company shall reimburse each of the Investors for their reasonable out-of-pocket expenses in connection therewith, in amounts mutually agreed by the Investors. If the Acquisitions are not consummated, each of Investors shall bear its own expenses.

                  5. Successors; Assignability. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement is not transferable or assignable by any Investor of such Investor except to a Permitted Transferree (as defined in the Shareholders Agreement).

                  6. Governing Law. The validity and effects of this Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda without giving effect to its principles of conflicts of laws, to the extent such principles would require the application of the laws of another jurisdiction.

                  7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

                  8. Severability. If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

                  9. Currencies. Unless otherwise specifically indicated, all payments and currency amounts indicated herein refer to and shall be denominated in United States Dollars. "Dollars" and "$" shall denote United States Dollars.


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                  IN WITNESS WHEREOF, each Investor has executed this Agreement as of the date first above-written


                                          CASTLEWOOD LIMITED



                                          By: /s/ Michael Smellie
                                              ----------------------------------
                                              Name: Michael Smellie
                                              Title: Director


                                          Amount of Investment: US $13,113,855
                                          Shares Held: 5,400 Class A Shares


                                          THE ENSTAR GROUP, INC.



                                          By: /S/
                                              ----------------------------------
                                              Name:
                                              Title: Chairman, President & CEO


                                          Amount of Investment: US $9,616,827
                                          Shares Held: 3,960 Class B Shares


                                          MARTINE LTD.



                                          By: /S/ Rory Gorman
                                              ----------------------------------
                                              Name: Rory Gorman
                                              Title: Director


                                          Amount of Investment: US $6,411,218
                                          Shares Held: 2,640 Class C Shares


                                      S-1
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                  IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first above-written


                                          B.H. ACQUISITION LIMITED



                                          By: /S/ John J. Oros
                                              ----------------------------------
                                              Name: John J. Oros
                                              Title: President


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